Exhibit 10.1         EXECUTION VERSION
TRANSITION AND ADVISORY AGREEMENT
This Transition and Advisory Agreement (this “Agreement”), dated as of September 15, 2026 (the “Effective Date”), is between Secure Identity, LLC (together with Clear Secure, Inc., Alclear Holdings LLC and/or any direct or indirect subsidiaries thereof, “CLEAR” or the “Company”), a Delaware limited liability company, and Michael Barkin (“Executive” or “Advisor”) (each a “Party,” and collectively the “Parties”).

NOW THEREFORE, in consideration of the premises, mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.Nature of the Agreement. This Agreement sets forth the terms and conditions under which Executive’s role shall change to providing advisory services to CLEAR as set forth in Exhibit A (the “Advisory Services”).
2.Transition and Term for Advisory Services.

(a)Advisor shall commence the Advisory Services on October 15, 2026 (the “Transition Date”) and shall continue until December 31, 2026 (the “Separation Date”), unless earlier terminated in accordance with this Agreement (the “Term”). During the Term, Advisor shall be permitted to perform services for other entities so long as such services do not materially interfere with Advisor’s duties hereunder or violate any other covenant with CLEAR, including Section 7 of Advisor’s Employment Agreement with the Company dated February 20, 2025 (the “Employment Agreement”).
(b)Effective on the Transition Date, Advisor will cease to be an employee of the Company, Advisor’s compensation under the Employment Agreement shall cease, and Advisor will not be entitled to any further compensation or benefits under the Employment Agreement (other than any final paycheck in accordance with applicable law) including under Section 6 of the Employment Agreement.
(c)Effective on the Transition Date, in accordance with Section 4 of the Employment Agreement, Advisor hereby resigns as a member of the Board of Directors of Clear Secure, Inc. (the “Board”), as an employee and officer of CLEAR, as a member of any other board or similar governing body of CLEAR, if applicable, and as a fiduciary of any employee benefit plan of CLEAR, if applicable. In addition, pursuant to Section 4 of the Employment Agreement, automatically effective as of the Transition Date, Advisor will be deemed to have relinquished any power of attorney, signing authority, trust authorization or bank account signatory authorization that Advisor may hold on behalf of CLEAR.
(d)This Agreement may be terminated by either Party prior to the end of the Term as follows: (i) in the event that the other Party defaults or breaches in the performance of a material obligation of such Party under this Agreement, and such default is not cured within fifteen (15) days after receipt of written notice from the non-breaching Party describing the nature of the default; (ii) by mutual written consent of the Parties; or (iii) if the Company determines in good faith that the Advisor has engaged in conduct that constitutes Cause (as defined in the Employment Agreement), subject to the notice-and-cure provisions set forth therein to the extent applicable to such conduct.

3.Advisory Fees and Other Compensatory Matters.

(a)The rate for the Advisory Services shall be: $300,000 per full month (i.e., $750,000 for the entire Term) (collectively, the “Advisory Fees”), paid in installments as set forth on Exhibit A.
(b)Pursuant to the Clear Secure, Inc. 2021 Omnibus Incentive Plan (the “Plan”), the Notices of Time-Based RSU Grants and Time-Based RSU Award Agreements dated April 1, 2025 (Annual), April 1, 2025 (Sign-On) and March 10, 2026 (collectively, the “Time-Based RSU Governing Documents”), and the Notices of Performance-Based RSU Grant and Performance-Based RSU Award Agreements dated April 1, 2025 and March 10, 2026 (collectively, the “Performance-Based RSU Governing Documents”) (collectively, the Incentive Plan, Time-Based RSU Governing Documents, and Performance-Based RSU Governing Documents referred to herein as the “Equity Governing Documents”), Advisor has been granted time-based and performance-based restricted stock units (collectively, the “RSUs”) with respect to Common Stock (as such term is defined pursuant to the Equity Governing Documents). Advisor acknowledges that no other equity awards with respect to Common Stock (or securities convertible into Common Stock) are outstanding other than the RSUs. Pursuant to the Equity Governing Documents, all unvested RSUs at the end of the Term will be immediately forfeited. Advisor understands that none of the RSUs are scheduled to vest before the end of the Term.
(c)Advisor shall not be eligible to receive any additional grant of Awards (as defined in the Plan) and will not be eligible to receive any other bonus or payments for fiscal year 2026 or thereafter.

4.Warranties and Representations. Each Party represents and warrants that, to the best of its or his knowledge (i) if it is a corporation or limited liability company, it has full right, power and authority to enter into and perform this Agreement in accordance with its bylaws and certificate of incorporation or LLC operating agreement; (ii) the execution, delivery and performance of this Agreement do not conflict with, or constitute a default under any covenant, agreement, judgment, law, order or contract to which the Party is subject; and (iii) it or he will comply in all material respects with all state and local laws and regulations in performing its duties and obligations under this Agreement. Advisor represents and warrants that he shall: (I) carry out the terms and conditions of this Agreement in a professional manner and in a manner that is in material compliance with applicable federal and state laws and regulations, and (II) use commercially reasonable efforts to satisfy his obligations hereunder. The Company represents and warrants that it shall: (I) provide Advisor with reasonable access to information and personnel necessary for Advisor to perform the Advisory Services; and (II) respond to Advisor’s reasonable requests in a timely manner.
5.Work Product. All copyrights, patents, trade secrets, trademarks, domain names or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship paid for by CLEAR, developed or created on or using CLEAR property, or developed or created by Advisor during the course of performing work during the Term for CLEAR, its clients or customers (collectively, the “Work Product”) shall belong exclusively to CLEAR and shall, to the extent possible, be considered a work made by Advisor for hire for CLEAR within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Advisor for hire for CLEAR, Advisor agrees to assign, and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Advisor may have in such Work

Product. Upon request of CLEAR at any time before or after termination, Advisor shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment, in each case, at CLEAR’s sole expense. Upon request (including after termination), Advisor will execute assignments and take any reasonable action that CLEAR may request to secure patents or otherwise secure his proprietary rights in inventions, discoveries, devices, developments, improvements, and ideas including, but not limited to, assignments for Advisor’s entire right, title and interest in and to said inventions, and the patent applications and letters patent therefore in and for all countries throughout the world, in each case, at CLEAR’s sole expense. Advisor shall deliver services personally, ensuring direct engagement with stakeholders, and any employees or third parties may not be used without obtaining written approval in advance from CLEAR’s Chief Executive Officer. The obligations in this Section 5 shall be binding upon Advisor’s assigns, executors, administrators and other legal representatives. CLEAR shall have the right to seek to obtain injunctive relief for violation of the terms of this Section 5 and the terms of this Section 5 shall survive the term of this Agreement.
6.Limitations of Liability. NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. The limitations specified in this Section 6 will survive and apply even if any limited remedy specified in this Agreement is found to have failed its essential purpose.
7.Confidentiality. Without limiting or modifying Section 7 of the Employment Agreement, each Party agrees that all confidential or proprietary information concerning the other Party that is disclosed by one Party to the other in connection with the Advisory Services, including without limitation non-public contracts, draft contracts, business and financial data, customer information, e-mail addresses, vendor lists, pricing and sales information, business methods and plans, patents and trade secrets, software, any and all other forms of proprietary intellectual property and all employee information, and other business materials provided by CLEAR to Advisor, and the terms of this Agreement (“Confidential Information”), shall remain strictly confidential, except as legally required to be disclosed under applicable law, and shall not be disclosed without prior written consent to any third parties, with the sole exception of accountants, attorneys, and advisors with a reasonable need-to-know and on a confidential basis or pursuant to valid legal process or a governmental or regulatory investigation, of which the Party subject to process shall, if legally permitted, promptly notify the other Party, and reasonably cooperate in any attempt by, and at the expense of, CLEAR to oppose said process. Confidential Information shall not include information that: (i) is or becomes publicly available through no direct or indirect breach of this Agreement or becomes widely known to the general public or within CLEAR’s industry, (ii) was known to the receiving Party prior to disclosure; or (iii) is rightfully received from a third party without restriction. For the avoidance of doubt, Advisor acknowledges and agrees that he shall not use any Confidential Information to make, or discuss with any person, any public or private proposal with respect to any merger, tender offer, exchange offer, business combination, public offering, recapitalization, proxy contest, changes to the Company’s business or its board or management or other extraordinary transaction involving the Company that is not publicly known or disclosed through no fault of Advisor. Notwithstanding the foregoing, Advisor may disclose Advisor’s restrictive covenant obligations and post-service obligations with CLEAR and its affiliates to any potential subsequent employer or business partner, for the purposes of demonstrating such restrictive covenants and post-employment obligations. Advisor understands and agrees that CLEAR will disclose this Agreement and the transition as required under applicable law, including SEC disclosure requirements, and consistent with proxy advisory firm guidance. The obligations under this Section 7 shall survive termination or expiration of this Agreement.
8.Indemnification. CLEAR agrees to indemnify and hold harmless Advisor to the fullest extent permitted by law for all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, settlements, penalties, reasonable costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses reasonably incurred in investigating, preparing, defending or settling the foregoing which CLEAR shall reimburse as incurred to the extent permitted by applicable law) incurred by Advisor by reason of any act or omission performed or omitted by Advisor and arising in connection with the Advisory Services as performed in good faith on behalf of CLEAR or any of its affiliates. For purposes of this Agreement, “good faith” shall be broadly construed in favor of Advisor and shall include any act or omission taken or not taken based on a reasonable belief that such conduct was lawful or in the best interests of CLEAR. Advisor shall remain covered under any indemnification agreement with CLEAR and directors’ and officers’ liability insurance coverage of CLEAR or any of its affiliates for any actions or inactions by Advisor prior to the Transition Date. Any tail policy purchased by the Company in connection with a Change of Control (as defined in the applicable plan documents) shall include coverage for Advisor’s service through the Transition Date (for up to six years thereafter) on terms no less favorable than those provided to the Company’s other directors and officers. The obligations under this Section 8 shall survive termination or expiration of this Agreement.
9.Assignment. CLEAR may assign this Agreement to any of its affiliates or to any acquirer of all or of substantially all of its equity securities, assets or business relating to the subject matter of this Agreement, or to an entity controlled by, controlling or under common control with said Party; provided, that in the event CLEAR assigns this Agreement to any of its affiliates, or any applicable successor, it shall remain secondarily liable for its obligations hereunder. Any other assignment or any rights under it shall be a breach of this Agreement and will be void and without effect. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns. In the event of Advisor’s death, any amounts due to Advisor hereunder shall be paid to Advisor’s estate or any designated beneficiaries.
10.Dispute Resolution. The Parties shall follow these dispute resolution processes in connection with all disputes, controversies or claims, whether based in contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement or any Attachment or the breach or alleged breach hereof or thereof, including any determinations relating to the basis of employment or Advisor termination (hereinafter referred to as “Disputes”).  The Parties will attempt to settle all Disputes through good faith negotiations following a written demand to negotiate.  If those attempts fail to resolve the Disputes within forty-five (45) days of the date of the initial written demand to negotiate, any Disputes must be brought pursuant to arbitration in accordance with Section 14 of the Employment Agreement.
11.Notice. Notices under this Agreement shall be deemed duly given upon receipt and sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service with tracking capabilities or mailed, postage or charges prepaid, by certified or registered mail, return receipt requested to a Party at the addresses set forth on Exhibit A.

12.Severable. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
13.Waiver. The failure to enforce any provision of the Agreement will not be a waiver of our right to subsequent enforcement of the provision or any other provision of the Agreement.
14.Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
15.Choice of Law. Any disputes arising under the Agreement will be governed by New York law without reference to conflict of law principles. For disputes that cannot be addressed pursuant to Section 10 (“Dispute Resolution”) hereto, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts located in New York County, New York for such purposes.
16.Continuation of Covenants. Section 7 of the Employment Agreement shall continue in effect pursuant to the terms thereof; provided that with respect to Section 7(i) thereof, the Company’s non-disparagement undertaking will extend to any official Company statements regarding Advisor’s departure or transition and will apply without regard to whether the statements are malicious.
17.Continuing Obligations. During the Term, Advisor agrees to continue to comply in all material respects with the Company’s Code of Conduct, Securities Trading Policy, and all other applicable policies and procedures established by the Company, as may be amended from time to time and provided to Advisor in writing. The Company agrees that following the Transition Date the Advisor shall not be a Section 16 Officer pursuant to Securities and Exchange Commission rules.
18.Independent Contractor. Advisor agrees that during the Term, he will be an independent contractor and that he is not entitled to and shall not claim any of the rights, privileges or benefits of an employee of CLEAR. Advisor understands that he will not receive any of the rights, privileges and benefits that CLEAR extends to its employees, including, but not limited to, health, welfare and retirement benefits, vacation, termination or severance pay or other perquisites by virtue of this Agreement or by virtue of Advisor’s provision of services hereunder. Advisor hereby releases any and all right, claim, or interest during the Term to any such rights, privileges and benefits, including any health, welfare or retirement plan, vacation, termination or severance pay or other perquisites, provided by, or on behalf of, CLEAR to its employees. Advisor will be solely responsible for payment of taxes for compensation for the Advisory Services. Advisor acknowledges that as an independent contractor Advisor cannot bind CLEAR to any contract or other commitment.
19.No Third-Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties hereto.
20.Release of Claims and Covenants. By signing the Agreement, the Advisor agrees to the terms of the general release of claims in the form attached hereto as Exhibit B (the “Release”), and the payments and benefits under this Agreement are subject to compliance with the Release and continued compliance in all material respects with the covenants set forth in the Agreement and any other agreement between the Advisor and the Releasees (as defined in the Release). The Advisor acknowledges that Advisor has been given 21 days to sign the Agreement, and that the Release becomes effective and non-revocable 7 days following the execution and delivery of the Agreement. Advisor’s revocation of the Release will entitle CLEAR to terminate the Term and cease any further payments hereunder; provided that Advisory Fees for any month during which Advisor performed Advisory Services prior to such revocation shall remain payable in accordance with Exhibit A. Advisor further understands the requirement to execute and not revoke the Reaffirmation Release(s) set forth on Exhibit C hereto (the “Reaffirmation Release”) to the extent provided in Exhibit B.
21.Complete Agreement. This Agreement (including Exhibits A, B and C hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, documents, agreements and prior course of dealing. Notwithstanding the foregoing, Sections 7 through 19 (including Section 15 which applies to payments under this Agreement) of the Employment Agreement remain in effect. This Agreement shall not be effective until signed by all Parties. No amendment or modification to this agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.
[Remainder of page intentionally left blank]

This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic means will have the same effect as the original signature. An electronic or facsimile signature shall have the same force and effect as an original signature and trigger the obligations under this Agreement.

SECURE IDENTITY, LLC	ADVISOR

/s/ Caryn Seidman Becker	/s/ Michael Barkin
Name: Caryn Seidman Becker	Name: Michael Barkin
Title: Chairman and Chief Executive Officer